Exhibit 3.1

STEREOTAXIS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

STEREOTAXIS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation or a duly constituted committee thereof on August 6, 2019:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of preferred stock designated as the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the preferred stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation is hereby approved as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(d)(iii).

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series B Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such common stock may hereafter be reclassified or changed into.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $2.05, as adjusted pursuant to paragraph 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of the Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Registration Rights Agreement.

“Daily Failure Amount” means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“Distributions” shall have the meaning set forth in Section 5(a).

“DTC” shall have the meaning set forth in Section 6(a).

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means any holder of Series B Preferred Stock.

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“Issuance Date” means August 7, 2019.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated August 7, 2019, by and between the Corporation and the investors named therein.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form attached as an exhibit to the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall mean $2.05.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day on which the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a) This Certificate of Designation designates a new series of preferred stock for the Corporation to be identified as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 5,610,121. Each share of Series B Preferred Stock shall have a par value of $0.001 per share. The Series B Preferred Stock may be issued in certificated form or in book-entry form at the election of the Holder. To the extent that any shares of Series B Preferred Stock are issued in book-entry form (either by the Corporation or by the Corporation’s transfer agent), references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

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(b) The Corporation shall register shares of the Series B Preferred Stock, upon records maintained by the Corporation (the “Series B Preferred Stock Register”), reflecting the current name of the Holders. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner of the shares for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder, to the Corporation at its address specified herein, or such other address as subsequently provided by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any Holder.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation) to and in the same form, and in the same manner, as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights; Amendments. Except as otherwise provided herein, in the Certificate of Incorporation, or as otherwise required by the DGCL, the Series B Preferred Stock shall have no voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (ii) alter or amend this Certificate of Designation, or (iii) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment or certificate of designations of preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the powers, preferences or rights of the Series B Preferred Stock in a manner materially different than the effect of such actions on the Common Stock (regardless, in the case of clause (i), (ii) or (iii), of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise), (b) issue further shares of Series B Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock or (c) enter into any agreement with respect to any of the foregoing.

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Section 5. Rank; Liquidation.

(a) The Series B Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series B Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series B Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series B Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $0.001 per share of Series B Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series B Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series B Preferred Stock and Parity Securities in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date, at the option of the Holder, into a number of shares of Common Stock equal to the Conversion Ratio. Holders shall effect conversions by providing the Corporation with a notice in the form of Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(d)(ii) hereof, the Notice of Conversion must specify at least a number of shares of Series B Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series B Preferred Stock then held by the Holder. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is received by the Corporation when sent by a nationally recognized overnight courier to the Corporation or by electronic mail to 2019PrivatePlacementNotice@stereotaxis.com, and received during regular business hours; provided that the original certificate(s) (if applicable) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original share certificate(s) (if applicable) of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

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(b) Conversion Ratio. The “Conversion Ratio” for each share of Series B Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

(c) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock held by such Holder and its Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)). Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61-day notice required by this Section 6(c). Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction (as defined below), the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation, and the determination as to whether the Series B Preferred Stock is convertible and of which portion of the Series B Preferred Stock is convertible shall be made in the sole discretion of the Holder and the Company shall have no obligation to verify or confirm the accuracy of such determination.

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(d) Mechanics of Conversion

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of both the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Preferred Stock or (b) in the case of a DWAC Delivery shall instruct its transfer agent to approve the DWAC request initiated by the Holder’s broker no later than three trading days after the conversion date. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series B Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with these terms are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(d)(i) on or prior to the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation or failure of the Holder or Holder’s broker to properly initiate the DWAC on the Conversion Date), then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6(d)(i) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Holder an amount payable, at the Holder’s option, either (a) in cash or (b) to the extent that it would not cause the Holder or its Attribution Parties to exceed the Beneficial Ownership Limitation, in shares of Common Stock that are valued for these purposes at the Closing Sale Price on the date of such calculation, in each case equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such fifth (5th) Trading Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered; provided, however, the Holder shall only receive up to such amount of shares of Common Stock such that Holder and its Attribution Parties and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than the Beneficial Ownership Limitation. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation or failure of the Holder or the Holder’s broker to properly initiate the DWAC on the Conversion Date), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).

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(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(v) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series B Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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(b) Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding, (i) the Corporation, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, (iv) the Corporation, directly or indirectly in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination and excluding shares acquired upon conversion of any currently outstanding convertible securities in accordance with the terms thereof as in effect on the date hereof) (in any such case, a “Fundamental Transaction”), then, as of the effective date and time of the Fundamental Transaction (the “Effective Time”), each outstanding share of Series B Preferred Stock shall be canceled without any further action on the part of the Corporation or the Holder thereof, and in consideration for such cancellation, each Holder shall automatically receive, for each Conversion Share that would have been issuable upon conversion of such cancelled shares of Series B Preferred Stock immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property receivable upon the effectiveness of the Fundamental Transaction (“Exchange Property”) as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”); provided, however, if the Fundamental Transaction is not of a type that results in the Common Stock being exchanged for other securities, cash or property, then the Series B Preferred Stock shall not be cancelled as provided in the immediately preceding sentence and shall remain outstanding. The amount of Exchange Property receivable upon any Fundamental Transaction shall be determined based upon the Conversion Ratio in effect at such Effective Time. Upon the cancellation of any Series B Preferred Stock as of the Effective Time, the Holder’s rights as a holder of Series B Preferred Stock shall cease and terminate, excepting only the right to receive the Exchange Property to which the Holder is then entitled and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Should any shares of Series B Preferred Stock remain outstanding after a Fundamental Transaction, for purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration, if any, based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of their shares of Series B Preferred Stock following such Fundamental Transaction should such shares of Series B Preferred Stock remain outstanding after such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions should any shares of Series B Preferred Stock remain outstanding after a Fundamental Transaction, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 10 Business Days prior to the date on which such Fundamental Transaction is expected to become effective or close, which notice shall state the kind and amount of cash, securities or property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7. The Corporation shall not enter into any agreement for a transaction constituting a Fundamental Transaction that would interfere with or prevent (as applicable) the treatment of the Series B Preferred Stock in a manner that is consistent with and gives effect to this Section 7.

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(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and, except if such notice and the contents thereof shall be deemed to constitute material non-public information, shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 Business Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, via email or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108, email to 2019PrivatePlacementNotice@stereotaxis.com, or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by email to the email address provided by the Holder, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if notice or communication is delivered by email at the email address specified in this Section prior to 5:00 p.m. (New York City time) on a Business Day, (ii) the date immediately following the date of transmission, if such notice or communication is delivered by email at the email address specified in this Section between 5:01 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the date of receipt if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 6th day of August, 2019.

/s/ David Fischel
David Fischel
Chief Executive Officer

[Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER

TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Preferred Stock indicated below, represented by stock certificate No(s). _________ (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of Stereotaxis, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on August 7, 2019.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is ________ and does not exceed the Beneficial Ownership Limitation (as defined in the Certificate of Designation). For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:
Date to Effect Conversion:
Number of shares of Series B Preferred Stock owned prior to Conversion:
Number of shares of Series B Preferred Stock to be Converted:
Certificate No.’s if shares to be converted are certificated:
Number of shares of Common Stock to be Issued:
Name & Address for delivery of physical certificates:
or
for DWAC Delivery:
DWAC Instructions:
Broker name and DTC no:
Holder Account no:
Name on Account:
Taxpayer ID Number: